                                                                 Exhibit 4(pppp)

                                  AMENDMENT TO

                              JANUS ADVISER SERIES

                          INVESTMENT ADVISORY AGREEMENT

                   JANUS ADVISER INTECH RISK-MANAGED CORE FUND


         THIS AMENDMENT is made this 14th day of June, 2006, between JANUS ADVISER SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").


                                   WITNESSETH

         WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Adviser INTECH Risk-Managed Core Fund (the "Fund"), dated July 1, 2004, amended January 1, 2006 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. Sections 5, 6 and 7 of the Agreement shall be deleted in their entirety and replaced with the following:

                  "5. Compensation. The Trust shall pay to JCM for its services pursuant to this Agreement a monthly base fee of 1/12 of 0.50% of the average daily closing net asset value of the Fund, adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the base fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

                  6. Expenses Borne by JCM. In addition to the expenses which JCM may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Trust or otherwise, JCM shall incur and pay the following expenses relating to the Fund's operations without reimbursement from the Fund:

                            (a) Reasonable compensation, fees and related expenses of the Trust's officers and its Trustees, except for such Trustees who are not "interested persons," as defined in the 1940 Act, of JCM, and except as otherwise provided in Section 7;

                           (b)      Rental of offices of the Trust; and

                           (c) Fees of any subadviser engaged by JCM pursuant to the authority granted in Section 2 hereof.

                  7. Expenses Borne by the Trust. The Trust assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by JCM pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not "interested persons," as defined in the 1940 Act, of JCM; compensation and related expenses of the Chief Compliance Officer of the Trust and compliance staff, as authorized from time to time by the Trustees of the Trust; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to JCM or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Delaware; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Fund shareholders; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                            JANUS CAPITAL MANAGEMENT LLC



                                            By: /s/ David R. Martin
                                                --------------------------------
                                                David R. Martin
                                                Chief Financial Officer and
                                                Executive Vice President



                                            JANUS ADVISER SERIES



                                            By: /s/ Stephanie Grauerholz-Lofton
                                                --------------------------------
                                                Stephanie Grauerholz-Lofton
                                                Vice President and Secretary